Exhibit 99.1

Sterling Financial Corporation and American Heritage Holdings Announce Agreement for Sterling to Acquire American Heritage Holdings
Significantly expands and enhances Sterling's government guaranteed lending and servicing capabilities

Spokane, Wash. (October 22, 2012) — Sterling Financial Corporation (NASDAQ:STSA) (the "Company") and American Heritage Holdings ("AHH") today announced that the Company and its principal operating subsidiary, Sterling Savings Bank ("Sterling"), have entered into a definitive agreement to acquire AHH, the holding company for Borrego Springs Bank, N.A, for cash consideration of $6.5 million. The transaction, which has been approved by the boards of directors of Sterling and AHH, will provide a significant enhancement to Sterling's government guaranteed lending and servicing capabilities. The shareholders of AHH have agreed to vote in favor of the transaction, which is subject to regulatory approval and other customary conditions of closing and is expected to be completed during the first quarter of 2013.

"Borrego Springs Bank has for many years been a leading SBA originator and for fiscal year 2011 was among the top 20 in the nation," said David DePillo, Vice Chairman and Chief Lending Officer of Sterling. "They have a solid and scalable SBA origination and servicing platform that we expect will have a meaningful positive impact as we continue to ramp up commercial lending efforts with an eye on improving our loan portfolio mix and earnings. The expected synergies from the transaction include greatly reduced new loan delivery time and servicing costs for Sterling and expanded product and service offerings for the Borrego Springs Bank lenders."

As of September 30, 2012, AHH had assets of approximately $142 million, loans of $97 million, deposits of $121 million and shareholders' equity of $13.4 million. For fiscal year 2011, AHH originated 741 SBA 7a loans with an aggregate funded amount of $161 million. The Company expects the transaction will be accretive to earnings per share during the first year following completion with an immaterial impact on its tangible book value per share.

Bingham McCutchen LLP served as the legal advisor to the Company and Tisdale & Nicholson LLP served in the same capacity for AHH. Sandler O'Neill & Partners LP served as the financial advisor to AHH.

Forward-Looking Statements
Certain statements in this press release, including, without limitation, statements as to the impact of the purchase and assumption transaction, statements as to the Company's or Sterling's management beliefs, expectations or opinions, and all other statements in this press release, other than historical facts, are "forward-looking statements" and are intended to be covered by the safe harbor provided by the Private Securities Litigation Reform Act of 1995. When used in this release, the words "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates" and similar expressions are generally intended to identify forward-looking statements. Actual results may differ materially from the results discussed in these forward-looking statements because such statements are inherently subject to significant assumptions, risks and uncertainties, many of which are difficult to predict and are generally beyond the Company's control. These risks and uncertainties include, but are not limited to, the ability of Sterling and AHH to complete the proposed acquisition transaction on the terms summarized above or other acceptable terms, or at all, due to a number of factors, including the receipt of required regulatory approvals or the satisfaction of other customary closing conditions. Other factors that could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements may be found under the headings "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's Annual Report on Form 10-K, as updated periodically in the Company's periodic filings with the Securities and Exchange Commission, which are available online at www.sec.gov. The Company disclaims any intent or obligation to publicly update or revise any forward-looking statements, regardless of whether new information becomes available, future developments occur or otherwise.

About Sterling Financial
Sterling Financial Corporation of Spokane, Wash., is the bank holding company for Sterling Savings Bank, a state chartered and federally insured commercial bank that operates under the trade names of Sterling Bank and Sonoma Bank (in California). Sterling offers banking products and services, mortgage lending, and investment products to individuals, small businesses, commercial organizations and corporations. As of June 30, 2012, the Company had assets of $9.6 billion and operated 186 depository branches throughout Washington, Oregon, Idaho, Montana and California. Visit the Company's website at www.sterlingfinancialcorporation.com

About American Heritage Holdings
American Heritage Holdings (AHH) of La Mesa, California, is the holding company for Borrego Springs Bank, N.A, a nationally chartered and federally insured commercial bank that specializes in SBA and other government guaranteed lending through its three branches and seven loan production offices. As of September 30, 2012, AHH had assets of $141 million. Visit their website at www.borregospringsbank.com

Sterling media contact:
Cara Coon
(509) 626-5348
cara.coon@bankwithsterling.com

Sterling investor contact:
Patrick Rusnak
(509) 227-0961
patrick.rusnak@bankwithsterling.com

American Heritage Holdings contact:
William Ruhlman, President & CEO
(619) 668-5159
bruhlman@b-s-b.net